FREMONT FUNDS, INC.
                                     FORM OF
                          OPERATING EXPENSES AGREEMENT

          THIS OPERATING EXPENSES AGREEMENT (the "Agreement") is effective as of March 1, 1999, by and between FREMONT FUNDS, INC., (the "Fund Group"), a Maryland corporation, on behalf of each series of the Fund Group listed in Appendix A, as may be amended from time to time (each a "Fund" and collectively the "Funds"), and the Manager of each of the Funds, Fremont Investment Advisors, Inc. (the "Manager").

                                   WITNESSETH:

          WHEREAS, the Manager renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory and Administrative Services Agreement between the Fund Group and the Manager dated November 15, 1998, (the "Investment Management Agreement"); and

          WHEREAS,   the  Funds  are  responsible  for,  and  have  assumed  the obligation for, payment of certain expenses pursuant the Investment Management Agreement that have not been assumed by the Manager; and

          WHEREAS, the Manager desires to limit the Funds' respective Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Fund Group (on behalf of the Funds) desires to allow the Manager to implement those limits;

          NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

          1. LIMIT ON OPERATING EXPENSES. The Manager hereby agrees to limit each Fund's Operating Expenses to the respective annual rate of total Operating Expenses specified for that Fund in APPENDIX A of this Agreement.

          2. DEFINITION. For purposes of this Agreement, the term "Operating Expenses" with respect to a Fund is defined to include all expenses necessary or appropriate for the operation of the Fund including the Manager's investment advisory and administrative fees under Paragraph 5 of the Investment Management Agreement, and other expenses described in Paragraph 4 of the Investment
Management Agreement, but does not include any taxes, interest, brokerage commissions, expenses incurred in connection with any merger or reorganization or extraordinary expenses such as litigation.

          3. REIMBURSEMENT OF FEES AND EXPENSES. The Manager retains its right to receive reimbursement of reductions of its investment management fee and Operating Expenses paid by it that are not its responsibility under the Investment Management Agreement.

          4. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect for a period of one (1) year, unless sooner terminated as provided in Paragraph 5 of this Agreement. This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for each Fund at least annually by the Board of Directors of the Fund Group (and separately by the disinterested Directors of the Fund Group).

          5. TERMINATION. This Agreement may be terminated by the Fund Group on behalf of any one or more of the Funds at any time without payment of any penalty or by the Board of Directors of the Fund Group, upon sixty (60) days' written notice to the Manager. The Manager may decline to renew this Agreement by written notice to the Fund Group at least thirty (30) days before its annual expiration date.

          6. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

          7. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

          8. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended and the Investment Advisers Act of 1940, as amended and any rules and regulations promulgated thereunder.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

FREMONT FUNDS, INC.

______________________________________

By: __________________________________

Title: _______________________________


FREMONT INVESTMENT ADVISORS, INC.

______________________________________

By: __________________________________

Title: _______________________________

                           FREMONT MUTUAL FUNDS, INC.

                          OPERATING EXPENSES AGREEMENT
                                   APPENDIX A
                                   ----------

FUND                                  TOTAL OPERATING EXPENSES                   PERIOD
----------------------------------------------------------------------------------------------
Global Fund                                     N/A                      3/1/99 through 3/1/00

International Growth Fund                      1.50%                     3/1/99 through 3/1/00

International Small Cap Fund                   1.50%                     3/1/99 through 3/1/00

Emerging Markets Fund                          1.50%                     3/1/99 through 3/1/00

U.S. Micro-Cap Fund                            1.98%                     3/1/99 through 3/1/00

U.S. Small Cap Fund                            1.50%                     3/1/99 through 3/1/00

Select Fund                                    1.40%                     3/1/99 through 3/1/00

Growth Fund                                     N/A                      3/1/99 through 3/1/00

Real Estate Securities Fund                    1.50%                     3/1/99 through 3/1/00

Bond Fund                         Waiver .05bp of 15 bp admin fee        3/1/99 through 3/1/00

Money Market Fund                               N/A                      3/1/99 through 3/1/00

California Intermediate
Tax-Free Fund                                  0.49%                     3/1/99 through 3/1/00

Institutional
U.S. Micro-Cap Fund                            1.25%                     3/1/99 through 3/1/00